UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 16, 2023

DAWSON GEOPHYSICAL COMPANY

(Exact name of Registrant as specified in its charter)

texas	001-32472	74-2095844
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

508 West Wall, Suite 800

Midland, Texas 79701

(Address of principal executive offices) (Zip Code)

(432) 684-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DWSN	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2023, Anthony Clark was appointed as Executive Vice President and Chief Business Officer of Dawson Geophysical Company (the “Company”). Mr. Clark was appointed President of Breckenridge Geophysical, LLC (“Breckenridge”) in August of 2018, and maintained that position until the seismic data acquisition business of Breckenridge was acquired by the Company in March of 2023. For over 35 years prior to joining Breckenridge, Mr. Clark was President or Vice President at various seismic companies with responsibilities ranging from founding seismic departments, laying out multi-client surveys and raising underwriting funds to support seismic acquisition surveys.

In connection with Mr. Clark’s appointment, he entered into an employment agreement with the Company, dated as of the date of his appointment (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Clark will be paid an annual base salary of $340,000.00. In addition to the base salary, Mr. Clark is also eligible (i) for an annual cash performance bonus based on the satisfaction of certain performance metrics and (ii) to participate in the employee benefits plans generally available to other senior executive officers of the Company. The term of the Employment Agreement is two years from the date of the Employment Agreement (the “Current Term”), provided that on each anniversary date of the date of the Employment Agreement (the “Term Date”), the Current Term will be automatically extended by one calendar year so that the Current Term will be a rolling two-year period on each anniversary of the Term Date unless terminated by the Company or Mr. Clark with proper notice.

In the event Mr. Clark is terminated without cause or for good reason (in each case, as defined in the Employment Agreement), then Mr. Clark is entitled to (i) severance payments in an amount equal to Mr. Clark’s then-current base salary that would have been payable if Mr. Clark had remained employed at the Company for the remainder of the then applicable term, (ii) the automatic and full vesting of all covered awards (as defined in the Employment Agreement), (iii) a lump sum payment equal to the cost to Mr. Clark to extend his health benefits for 18 months following the date of termination and (iv) a lump sum, prorated payment equal to the performance bonus (as defined in the Employment Agreement) that Mr. Clark was eligible to earn during the calendar year. In the event Mr. Clark is terminated following a change of control (as defined in the Employment Agreement), then the severance payments and other benefits provided in the event Mr. Clark is terminated without cause or for good reason will be effectively doubled, such that Mr. Clark would be entitled to an amount that is double his then-current base salary, the cost to extend his health benefits for 18 months and the prorated performance bonus.

The foregoing description does not purport to set forth the complete terms thereof and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1, which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER		DESCRIPTION
10.1*	—	Employment Agreement dated June 16, 2023 between Anthony Clark and the Company.
104	—	Cover Page Interactive Data File (formatted in Inline XBRL and included as Exhibit 101).

*	This filing excludes certain schedules and exhibits pursuant to Item 601(a)(5) of Regulation S-K, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request by the Commission; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished. The omitted schedule contains certain performance metrics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAWSON GEOPHYSICAL COMPANY

Date: June 22, 2023	By:	/s/ James K. Brata
James K. Brata
Executive Vice President, Chief Financial Officer, Secretary and Treasurer